China Shengda Packaging Group Inc. Reports First Quarter 2014 Results

HANGZHOU, China, May 20, 2014 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the first quarter ended March 31, 2014.

Mr. Daliang Teng, Chief Executive Officer of Shengda, commented, "With China's economy losing steam and People's Bank further tightening its belt this year, our customers across different industries were increasingly reluctant to carry out their expansion plan, affecting our ability to grow our paper packaging business. As a result, our paper packaging business declined slightly in the first quarter with sales volume and revenues decreasing 1.9% and 3.6%, respectively. The paper mill at our subsidiary Jiangsu Shuangsheng Paper Technology Development Co., Ltd. ("Shuangsheng") continued to progress well, contributing $9.3 million in revenues and leading to a 19.2% growth of overall revenues in the first quarter."

Mr. Teng continued, "While gross margin for our paper packaging business held up well, expanding from 19.5% for the first quarter of last year to 20.7% this quarter, our overall gross margin shrank significantly to just 12.8% in the first quarter as the paper mill remained a drag for our overall gross margin while we have continued to increase its production. Looking forward, despite near term headwinds facing the paper packaging industry, we believe our continued efforts in vertical integration and geographic expansion will position us well for future growth."

First Quarter 2014 Financial Highlights:

•      Revenues increased by 19.2% to $32.3 million for the first quarter of 2014 with revenues of paper cartons and other paper products decreasing 3.6% to $26.1 million mainly due to decrease in sales volume.
•     The paper mill at Shuangsheng, which officially went into production in June 2013, produced 25.4 thousand tons of corrugating medium paper and generated $9.3 million in revenues for the first quarter of 2014.
•     Gross profit decreased by 21.8% to $4.1 million for the first quarter of 2014. Gross margin was 12.8% for the first quarter of 2014 compared to 19.5% for the same period of last year. The decreases in gross profit and gross margin were mainly related to high production cost of corrugating medium paper at our paper mill.
•     Net loss attributable to the Company's stockholders was $0.5 million or net loss of $0.01 per basic and diluted share for the first quarter of 2014. This compares to net income attributable to the Company's stockholders of 0.9 million, or $0.02 per basic and diluted share for the same period of last year.

Three Months Ended March 31, 2014 Results

	Three Months	Three Months
	Ended March 31,	Ended March 31,
Sales Analysis (Millions)	2014	2013

Revenues– Paper Cartons (millions)	$26.1	$27.1
Revenues– Corrugating Medium Paper (millions)	$9.3	NA
Revenues– Inter-segment Transactions Elimination (millions)	$(3.2)	NA
Color Cartons (% of total revenues)	25.3%	28.3%
Flexo Cartons (% of total revenues))	55.6%	71.7%
Paper Cartons Sales Volume (M sq meters)	67.9	69.2
Corrugating Medium Paper Sales Volume ('000 tons)	25.4	NA
Color Cartons (average price per sq meter)	$0.39	$0.40
Flexo Cartons (average price per sq meter)	$0.38	$0.39
Corrugating Medium Paper (average price per ton)	$368	NA

	Three Months	Three Months
	Ended March 31,	Ended March 31,
Summary Results (Millions)	2014	2013

Revenues	$32.3	$27.1
Gross Profit	$4.1	$5.3
Gross Margin (%)	12.8%	19.5%
Operating Expenses	$4.7	$4.0
Operating (Loss) Income	$(0.6)	$1.3
Operating Margin (%)	(1.7)%	4.8%
Net (Loss) Income attributable to stockholders	$(0.5)	$0.9
EPS Basic & Diluted	$(0.01)	$0.02
Weighted Average Shares Outstanding (millions)	38.8	38.8

Total revenues for the first quarter of 2014 increased by $5.2 million, or 19.2% to $32.3 million from $27.1 million for the same period of last year. Revenues of paper cartons and other paper products decreased by $1.0 million, or 3.6%, to $26.1 million for the first quarter of 2014 from $27.1 million for the same period of last year. Sales volume of paper cartons decreased by 1.9% to 67.9 million square meters for the first quarter of 2014 from 69.2 million square meters for the same period of last year. The decrease in revenues of paper cartons was a result of continued challenges in domestic and foreign economic environment. Our paper mill generated $9.3 million revenues from corrugating medium paper with sales volume of 25.4 thousand tons and average selling price of $368 per ton. Eliminating internal sales of approximately $3.2 million, revenues of external sales of corrugating medium paper was $6.2 million or 19.1% of total revenues for the first quarter of 2014.

Color cartons and flexo cartons accounted for 25.3% and 55.6% of total revenues for the first quarter of 2014, compared to 28.3% and 71.7%, respectively, for the same period of last year. Average sales prices per square meter for color cartons and flexo cartons were approximately $0.39 and $0.38, respectively, for the first quarter of 2014, compared to approximately $0.40 and $0.39, respectively, for the same period of last year.

Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 22.1% and 21.2%, respectively, of total revenues for the first quarter of 2014, compared to 28.3% and 29.8%, respectively, for the same period of last year.

Gross profit decreased by $1.2 million, or 21.8%, to $4.1 million for the first quarter of 2014 from $5.3 million for the same period of last year. Gross profit of paper cartons and other paper products increased by $0.1 million, or 2.6%, to $5.4 million for the first quarter of 2014 from $5.3 million for the same period of last year. Gross profit for color cartons and flexo cartons were $1.7 million and $3.7 million, respectively for the first quarter of 2014, compared to $1.6 million and $3.7 million, respectively, for the same period of last year. Gross profit of corrugating medium paper was negative $1.3 million for the first quarter of 2014 as we continued to ramp up the production at our paper mill. Overall gross margin dropped by approximately 6.7 points to 12.8% for the first quarter of 2014 from 19.5% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 20.7% and negative 13.8%, respectively, for the first quarter of 2014.

Selling expenses increased by $0.6 million, or 59.2%, to $1.8 million for the first quarter of 2014 from $1.2 million for the same period of last year. The increase was mainly related to the operation of Shuangsheng. As a percentage of revenues, selling expenses for the first quarter of 2014 increased to 5.7% from 4.3% for the same period of last year.

General and administrative expenses were $2.8 million for the first quarter of 2014 essentially unchanged from the same period of last year. As a percentage of revenues, general and administrative expenses for the first quarter of 2014 decreased to 8.8% from 10.4% for the same period of last year.

Net loss attributable to the Company's stockholders was $0.5 million, or net loss of $0.01 per basic and diluted share, for the first quarter of 2014. This compares to net income attributable to the Company's stockholders of $0.9 million, or $0.02 per basic and diluted share for the same period of last year.

Financial Condition

As of March 31, 2014, the Company had cash and cash equivalents of $9.3 million and restricted cash of $9.3 million. Shareholders' equity was $109.8 million, compared to $111.4 million at December 31, 2013. Net cash provided by operating activities was $3.7 million for the first quarter ended March 31, 2014, compared to net cash used in operating activities of $2.5 million for the same period of 2013. This was attributable to net loss of $0.6 million, adjusted by depreciation and amortization expenses of $2.1 million, and a net increase in cash from accounts and notes receivable of $6.5 million and a net decrease in cash from other working capital items of $4.3 million. Net cash used in investing activities was $1.8 million for the first quarter ended March 31, 2014, compared to $2.7 million for the same period of last year. The $1.8 million was used for purchases of property, plant and equipment. Net cash provided by financing activities was $0.9 million for the first quarter ended March 31, 2014, compared to $3.2 million for the same period of last year. During the first quarter ended March 31, 2014, we received proceeds from borrowing of $8.6 million and repaid $7.7 million loans.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to reach full production capacity of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Website: http://www.weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	March 31,	December 31,
ASSETS	2014	2013
Current assets	(Unaudited)
Cash and cash equivalents	$9,337,215	$6,569,495
Restricted cash	9,323,256	10,129,756
Accounts and notes receivable, net	35,901,447	42,710,653
Inventories	21,454,277	18,605,074
Prepayments and other receivables	4,191,100	1,583,203
Deductible value added tax payable	2,134,009	3,056,867
Amount due from related parties	308,181	225,822
Total current assets	82,649,485	82,880,870
Non-current assets
Property, plant and equipment, net	67,035,745	68,481,643
Land use right	11,813,029	11,988,879
Deferred tax assets	1,984,123	1,505,981
Goodwill	179,818	181,481
Total assets	$163,662,200	$165,038,854
LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$33,105,721	$32,820,222
Amounts due to related party	1,897,366	2,131,846
Accrued expenses and other payables	2,684,744	2,889,933
Taxes payable	842,251	1,215,127
Short-term loans	10,799,000	10,048,000
Current portion of long-term borrowing	-	4,500,000
Total current liabilities	49,329,082	53,605,128
Non-current liabilities
Long-term loans	4,500,000	-
Total liabilities	53,829,082	$53,605,128
Commitment and contingencies
Equity
Stockholders' equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 38,790,811 shares issued and outstanding at March 31, 2014 and December 31, 2013	38,791	38,791
Additional paid-in capital	43,036,464	43,036,464
Appropriated retained earnings	7,424,496	7,240,218
Unappropriated retained earnings	47,638,612	48,360,582
Accumulated other comprehensive income	11,442,299	12,459,426
Total equity for stockholders of China Shengda Packaging	109,580,662	111,135,481
Noncontrolling interest	252,456	298,245
Total equity	109,833,118	111,433,726
Total liabilities and equity	$163,662,200	$165,038,854

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONSAND COMPREHENSIVE INCOME (LOSS)
(Amounts in US$)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Revenues	$32,289,979	$27,091,970
Cost of goods sold	28,156,680	21,809,729
Gross profit	4,133,299	5,282,241
Operating expenses
Selling expenses	1,849,929	1,161,787
General and administrative expenses	2,843,048	2,820,091
	4,692,977	3,981,878
Other income (expenses)
Interest income	497,819	86,424
Interest expense	(323,685)	(127,702)
Subsidy income	-	96,704
Other	(641,445)	-
	(467,311)	55,426
Non-operating income (expenses)
Non-operating income (expenses)	116,086	(166,088)
	116,086	(166,088)
(Loss) income before income tax expense and noncontrolling interest	(910,903)	1,189,701
Income tax expenses (benefits)	(327,083)	322,152
Net (loss) income	(583,820)	867,549
Net loss attributable to noncontrolling interest	(46,128)	(5,863)
Net (loss) income attributable to company's common stockholders	$(537,692)	$873,412
Basic and diluted earnings per share	$(0.01)	$0.02
Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811
Comprehensive income:
Net (loss) income	$(583,820)	$867,549
Foreign currency translation adjustment	(1,016,788)	585,947
Comprehensive (loss) income	(1,600,608)	1,453,496
Comprehensive loss attributable to noncontrolling interest	(45,789)	(5,873)
Net comprehensive (loss) income attributable to the Company's common stockholders	$(1,554,819)	$1,459,369

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(583,820)	$867,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	2,098,987	1,129,224
Deferred tax	(495,581)	(55,651)
Loss from disposal of property, plant and equipment	641,445	-
Change in operating assets and liabilities:
Restricted cash	571,900	(3,584,572)
Accounts and notes receivable	6,458,591	(1,843,888)
Inventories	(3,042,023)	(575,246)
Prepayments and other receivables	(2,635,072)	(1,752,744)
Accounts and notes payable	590,571	2,381,624
Amount due from(to) related party	(301,589)	360,581
Accrued expenses and other payables	(106,182)	406,348
Tax payables	537,051	122,498
Net cash provided by (used in) operating activities	3,734,278	(2,544,277)
Cash flows from investing activities
Purchase of property, plant and equipment	(2,026,524)	(2,651,151)
Proceeds from disposal of property, plant and equipment	177,023	-
Net cash used in investing activities	(1,849,501)	(2,651,151)
Cash flows from financing activities
Proceeds from short-term loan	4,043,582	3,191,523
Proceeds from long-term loan	4,533,292	-
Repayment of short-term loans	(3,226,582)	-
Repayment of current portion of long-term borrowing	(4,533,292)	-
Restricted cash	147,060	-
Net cash provided by financing activities	964,060	3,191,523
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	(81,117)	56,995
Net changes in cash and cash equivalents	2,767,720	(1,946,910)
Cash and cash equivalents, beginning of period	6,569,495	11,903,937
Cash and cash equivalents, end of period	$9,337,215	$9,957,027
Cash paid during the period for:
Interest paid	$171,875	$127,274
Income taxes paid	$273,681	$356,442